Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2013 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 24, 2013--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $517,000 or $0.56 per diluted share for the first quarter of 2013, compared to $481,000 or $0.47 per diluted share for the first quarter of 2012. Total assets on March 31, 2013 were $396 million, an increase of $34 million or 9% over March 31, 2012.

Key financial highlights for the first quarter of 2013 compared to the first quarter of 2012 include earnings and balance sheet growth, favorable asset quality, and a well capitalized regulatory capital position:

  Earnings per share increased by $0.09 or 19%
  Net income increased by $36 thousand or 8%
  Non-interest income increased by $326 thousand or 46%
  Total assets increased by $34 million or 9%
  Total deposits grew by $32 million or 10%
  Loans outstanding grew by $18 million or 8%
  Asset quality remained very favorable with total non-accrual loans and loans 30 or more days past due at 1.09% of loans outstanding on March 31, 2013.
  The Bank’s Total Risk Based Capital ratio ended the first quarter of 2013 at 14.48%.

“Double-digit growth in commercial loans, residential mortgages and core deposits produced a solid quarter of earnings for SBT Bancorp,” stated SBT Bancorp President and CEO, Martin J. Geitz. “During the quarter, strong revenue growth generated by residential mortgage loan activity more than offset a decline in our net interest margin. The continuing low level of interest rates is negatively impacting net interest margins of financial institutions throughout the industry. Looking forward, our focus is on building our commercial, residential mortgage, and retail lines of business to drive revenue growth and enhance shareholder value.”

Total deposits on March 31, 2013 were $361 million, an increase of $32 million or 10% over a year ago. This growth was mainly in Core deposits (Demand, Savings and NOW accounts). At quarter-end, 26% of total deposits were in non-interest bearing demand accounts, 54% were in low-cost savings and NOW accounts, and 20% were in time deposits.

On March 31, 2013, loans outstanding were $240 million, an increase of $18 million, or 8%, over a year ago. Commercial loans grew by $10 million or 16%, Residential mortgage loans grew by $11 million or 10%, and Consumer loans declined by $3 million or 4%. The profile of the Company’s loan portfolio remains relatively low-risk. The Company’s allowance for loan losses at March 31, 2013 was 1.09% of total loans. The Company had non-accrual loans totaling $1.2 million equal to 0.51% of total loans on March 31, 2013 compared to non-accrual loans totaling $1.1 million or 0.47% of total loans a year ago.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,696,000 in the first quarter compared to $3,396,000 a year ago, an increase of $300,000 or 9%. Net interest and dividend income decreased by $27,000 or 1%, while noninterest income increased by $326,000 or 46% primarily due to an increase in the gain on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% for the first quarter of 2013, compared to 3.17% for the first quarter of 2012. The Company’s cost of funds declined 8 bps while the yield on interest earning assets decreased 21 bps during the first quarter of 2013, compared to the first quarter of 2012.

Total noninterest expenses increased $344,000 or 13% in the first quarter 2013 compared to first quarter 2012. The increase in expenses was primarily attributable to strategic initiatives targeted to grow revenues. Salaries and employee benefit expenses increased $356,000 or 26%. Equipment expense, forms and supplies, professional fees, correspondent charges, postage, and other expenses all decreased compared to the first quarter of 2012.

Capital levels for the Simsbury Bank & Trust Company on March 31, 2013 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses. The Bank is based in Central Connecticut’s Farmington Valley and serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. Simsbury Bank customers enjoy online banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc and Subsidiary Condensed Consolidated Balance Sheets March 31, 2013 and 2012 (In Thousands, Except Share Data)

	3/31/2013	12/31/2012	3/31/2012
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$7,325	$12,372	$8,111
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	17,728	19,276	45,884
Money market mutual funds	3,094	2,094	5,345
Federal funds sold	519	358	1,353
Cash and cash equivalents	28,666	34,100	60,693

Interest-bearing time deposits with other bank	2,748	3,789	3,679
Investments in available-for-sale securities (at fair value)	114,227	91,820	66,698
Federal Home Loan Bank stock, at cost	589	589	569

Loans outstanding	239,880	235,884	221,654
Less allowance for loan losses	2,604	2,594	2,422
Loans, net	237,276	233,290	219,232

Premises and equipment	801	824	675
Accrued interest receivable	1,003	1,019	934
Other real estate owned	198	213	279
Bank owned life insurance	6,576	6,520	6,212
Due from Broker	-	-
Other assets	3,422	2,855	2,865
Total other assets	12,000	11,431	10,965

TOTAL ASSETS	$395,506	$375,019	$361,836

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$93,703	$92,670	$76,632
Savings and NOW deposits	194,237	175,268	177,241
Time deposits	73,399	72,471	75,592
Total deposits	361,339	340,409	329,465

Securities sold under agreements to repurchase	3,041	3,569	2,715
Due to broker			500
Other liabilities	1,654	1,604	1,348
Total liabilities	366,034	345,582	334,028

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at 3/31/13 and 12/31/12;
liquidation value of $1,000 per share	8,967	8,964	8,955
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 889,088 shares and 888,674 shares, respectively,
at 3/31/13 and 888,724 shares and 888,310 shares, respectively, at 12/31/12	9,910	9,901	9,625
Retained earnings	10,186	9,819	8,673
Treasury Stock, 414 shares	(7)	(7)	(7)
Unearned compensation restricted stock awards	(347)	(368)	(181)
Accumulated other comprehensive income	763	1,128	743
Total stockholders' equity	29,472	29,437	27,808
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$395,506	$375,019	$361,836

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended
	3/31/2013	3/31/2012

Interest and dividend income:
Interest and fees on loans	$2,334	$2,502
Investment securities	534	414
Federal funds sold and overnight deposits	12	38
Total interest and dividend income	2,880	2,954

Interest expense:
Deposits	220	268
Repurchase agreements	1	1
Total interest expense	221	269

Net interest and dividend income	2,659	2,685

Provision for loan losses	30	90

Net interest and dividend income after
provision for loan losses	2,629	2,595

Noninterest income:
Service charges on deposit accounts	128	122
Gain on sales of investments	77	23
Gain on sale of mortgages	571	349
Investment services fees and commissions	49	23
Other service charges and fees	159	153
Increase in cash surrender value
of life insurance policies	56	40
Other income	(3)	1
Total noninterest income	1,037	711

Noninterest expense:
Salaries and employee benefits	1,743	1,387
Occupancy expense	277	270
Equipment expense	60	69
Advertising and promotions	166	149
Forms and supplies	30	43
Professional fees	129	145
Directors' fees	51	57
Correspondent charges	76	99
Postage	22	27
FDIC Assessment	45	23
Data Processing Fees	131	114
Other expenses	260	263
Total noninterest expense	2,990	2,646

Income before income taxes	676	660
Income tax provision	159	179

Net income	$517	$481

Less: Preferred stock dividend and accretion	$26	$65

Net income available to common shareholders	$491	$416

Average shares outstanding, basic	870,332	865,237
Earnings per common share, basic	$0.56	$0.48

Average shares outstanding, assuming dilution	874,508	876,563
Earnings per common share, assuming dilution	$0.56	$0.47

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com